NYSE: MMP and PAA

Date: Feb. 27, 2015

Magellan Midstream and Plains All American to Build Saddlehorn Pipeline

Tulsa, OK and Houston, TX - Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) and Plains All American Pipeline, L.P. (NYSE: PAA) (“Plains”) announced today that they have formed Saddlehorn Pipeline Company, a 50/50 limited liability company, to construct, own and operate the Saddlehorn pipeline, an approximately 550-mile pipeline that will transport various grades of crude oil from the DJ Basin, and potentially the broader Rocky Mountain area resource plays, to storage facilities in Cushing, OK owned by Magellan and Plains. An extension to Carr, CO is also under consideration for connection to existing crude oil assets owned by Plains in that region.
“Magellan is pleased to work with Plains on the Saddlehorn pipeline,” said Michael Mears, Magellan’s Chief Executive Officer. “Aligning with Plains makes strategic sense due to their significant marketing and pipeline presence in this region, adding further value to the pipeline project to deliver crude oil to the Cushing hub.”
“Plains is excited to partner with Magellan on the Saddlehorn pipeline project,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “The project is underpinned by ship-or-pay contracts with major producers in the area that protect our investment. Moreover, this arrangement provides us the opportunity to realize meaningful upside to base level returns by shipping additional volumes associated with PAA’s marketing activities in the region.”
The project is currently estimated to cost between $800 million and $850 million. Magellan will serve as construction manager and pipeline operator. Subject to receipt of necessary permits and regulatory approvals, the Saddlehorn pipeline is expected to be operational during mid-2016.
The open season for the Saddlehorn pipeline is set to expire today, Feb. 27 at 5:00 p.m. Central Time. As previously announced, binding commitments have been received from Noble Energy, Inc. and a wholly owned subsidiary of Anadarko Petroleum Corporation (“Anadarko”). In addition, Anadarko has an option to participate in equity ownership up to 20% in Saddlehorn Pipeline Company. Anadarko’s option expires approximately two weeks after the closing of the open season.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

About Plains All American Pipeline, L.P.
Plains All American Pipeline, L.P. (NYSE: PAA) is a publicly traded partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. Plains owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, Plains handles over 4.1 million barrels per day of crude oil and NGL on its pipelines. More information is available at www.plainsallamerican.com.
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Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. and Plains All American Pipeline, L.P. believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors associated with the project that may have a direct impact on the partnerships’ results of operations and financial condition are: (1) the ability to obtain all required rights-of-way, permits and other governmental approvals on a timely basis; (2) the ability to complete construction of the project on time and at expected costs; (3) price fluctuations and overall demand for crude oil; (4) changes in Saddlehorn Pipeline’s tariff rates or other terms imposed by state or federal regulatory agencies; (5) the occurrence of an operational hazard or unforeseen interruption; (6) disruption in the debt and equity markets that negatively impacts the partnerships’ abilities to finance capital spending and (7) willingness to incur or failure of customers or vendors to meet or continue contractual obligations related to the project. Additional information about issues that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission for both companies. The companies undertake no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today's date.

Contacts:
Magellan:    Paula Farrell, Investor Relations (918) 574-7650, paula.farrell@magellanlp.com

    Bruce Heine, Media Relations (918) 574-7010, bruce.heine@magellanlp.com

Plains:        Ryan Smith, Investor Relations (866) 809-1291
    Brad Leone, Media Relations (866) 809-1290